UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

inTEST CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of incorporation or organization)	22-2370659 (I.R.S. Employer Identification Number)

804 East Gate Drive, Suite 200, Mt. Laurel, New Jersey (Address of principal executive offices)	08054 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Common Stock, par value $0.01 per share	Name of each exchange on which each class is to be registered NYSE MKT

If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [  ]

Securities Act registration statement file number to which this form relates:  Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:   None

EXPLANATORY NOTE

This registration statement on Form 8-A is being filed with the U.S. Securities and Exchange Commission (the "SEC") in connection with the transfer of listing of the shares of common stock of inTEST Corporation (the "Company"), par value $0 01 per share (the "Common Stock"), from the NASDAQ Capital Market ("NASDAQ") to the NYSE MKT. The Company anticipates that the quotation of the Common Stock on NASDAQ will be terminated following the closing of trading on October 14,2013, and that the listing of the Common Stock on the NYSE MKT will begin at the opening of trading on October 15, 2013. The trading symbol for the Common Stock will remain "INTT".

Item 1.  Description of Registrant's Securities to be Registered.

The following description of our Common Stock is a summary of the material rights associated therewith and is qualified by reference to the full text of our certificate of incorporation, our bylaws and the Delaware General Corporation Law (the "DGCL").

Common Stock

General

Our Board of Directors has the authority to issue up to 20,000,000 shares of common stock, par value $0.01 per share. Holders of our common stock are entitled to one vote per share, to receive dividends when and if declared by our Board of Directors and to share ratably in the assets of the Company legally available for distribution to our stockholders in the event of liquidation. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of our common stock are, and the shares to be sold hereby will be, upon issuance and payment therefor, duly authorized, fully paid and non-assessable. The holders of our common stock do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. All other matters, assuming a quorum is present and unless otherwise provided by law, shall be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock which are present in person or by proxy and entitled to vote thereon. The rights, preferences and privileges of holders of our common stock will be subject to the rights of the holders of any series of our preferred stock that our Board of Directors may issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our Board of Directors has the authority, without further action by our stockholders and subject to the limits imposed by the DGCL, to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, none of which are outstanding. Prior to the issuance of shares of any series of undesignated preferred stock, our Board of Directors will adopt resolutions and file a Certificate of Designations with the Secretary of State of the State of Delaware. Subject to limitations prescribed by the DGCL, our certificate of incorporation and our bylaws, our Board of Directors is authorized to fix the number of shares constituting each series of our preferred stock and the voting rights, if any, the designations, preferences and relative, participating, optional or other special rights, and, qualifications, or restrictions of such series. Each series of our preferred stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Company.

Certain Corporate Provisions

The Company's Certificate of Incorporation and Bylaws contain a number of provisions relating to corporate governance and to the rights of stockholders. The authority of the Board of Directors to (i) issue series of Preferred Stock with such voting rights and other rights and powers as the Board of Directors may determine, and (ii) make, alter or repeal the Company's bylaws, may be deemed to have the effect of delaying, deferring or preventing a change in control of the Company if exercised in connection with an extraordinary corporate transaction.

Stock Transfer Agent

The transfer agent and registrar for the Common Stock is Computershare Investor Services at P. O. Box 43070, Providence, RI 02940-3070.

Item 2. Exhibits

Exhibit Number	Description
3.1

Certificate of Incorporation. Copy of the Company's Certificate of Incorporation is incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 filed on May 2, 1997.

3.2	Amended and Restate Bylaws. Copy of the Company's Amended and Restated Bylaws is incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed on November 5, 2007.
4.1	Specimen Stock Certificate. Copy of the Company's specimen stock certificated is incorporated herein by reference to Exhibit 4.1 to the Company's Form 8-A/A filed on May 4, 2011.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

inTEST CORPORATION
(Registrant)

By: /s/ Hugh T. Regan, Jr.
        Hugh T. Regan, Jr.
        Secretary, Treasurer and Chief Financial Officer

Date:   October 8, 2013

INDEX TO EXHIBITS

Exhibit Number	Description
3.1

Certificate of Incorporation. Copy of the Company's Certificate of Incorporation is incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 filed on May 2, 1997.

3.2	Amended and Restate Bylaws. Copy of the Company's Amended and Restated Bylaws is incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed on November 5, 2007.
4.1	Specimen Stock Certificate. Copy of the Company's specimen stock certificated is incorporated herein by reference to Exhibit 4.1 to the Company's Form 8-A/A filed on May 4, 2011.